EXHIBIT 99.1

Shalini Sharp Gets Appointed to Agenus' Board of Directors

LEXINGTON, Mass., March 20, 2012 (GLOBE NEWSWIRE) -- Agenus Inc. (Nasdaq:AGEN) today announced the appointment of Shalini Sharp to its board of directors effective May 11, 2012. Ms. Sharp has served as Vice President and Chief Financial Officer of Agenus since 2006.

"I am delighted that Agenus is now in its strongest financial position in recent history, and I look forward to working with the Agenus team in my new capacity," said Ms. Sharp.

"Shalini has spearheaded numerous financing and business development transactions that have been critical to the success of Agenus, most recently our expanded agreement with GlaxoSmithKline," said Garo H. Armen, Ph.D., chairman and CEO of Agenus. "Her strategic insight and record of execution will continue to be an outstanding asset to Agenus."

Effective May 11, 2012, Ms. Sharp will step down as Chief Financial Officer. Ms. Sharp joined Agenus in 2003 and has served in increasing roles of responsibility spanning strategic planning, corporate development, investor relations, corporate finance and business development activities. Prior to Agenus, Ms. Sharp held similar roles at Elan Pharmaceuticals between 1998 and 2003, including serving as chief of staff to the chairman of the board of directors during its restructuring period. Ms. Sharp holds both a BA, magna cum laude, and MBA, from Harvard University.

Effective May 11, 2012, Christine Klaskin, Vice President of Finance, will be responsible for the Company's day-to-day financial operations and serve as Principal Accounting Officer and Principal Financial Officer. Karen Valentine, Vice President and General Counsel, will direct business development and corporate development transactions. Jonae Barnes, Vice President of Investor Relations and Corporate Communications, will handle all external communication activities, including business development relationships and alliance management.

About Agenus

Agenus Inc. is a biotechnology company working to develop treatments for cancers and infectious diseases. The company is focused on immunotherapeutic products based on strong platform technologies with multiple product candidates advancing through the clinic, including several product candidates that have advanced into late-stage clinical trials through corporate partners. For more information, please visit www.agenusbio.com.

The Agenus logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8187

This press release contains forward-looking statements, including statements regarding Ms. Sharp's anticipated future contributions to the company's board of directors. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements including without limitation the factors described under the Risk Factors section of our Annual Report on Form 10K filed with the Securities Exchange Commission for the period ended December 31, 2011. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. The prior track record of Ms. Sharp does not assure Agenus' future success.

CONTACT: Media and Investor Contact:
         Jonae R. Barnes
         Vice President
         Investor Relations and
         Corporate Communications
         617-818-2985